Exhibit 10.8
SECOND AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Second Amendment”) is made and entered into effective as of the 26th day of November, 2008, by and between Arris Group, Inc., a Delaware corporation (“Company”), and Robert Stanzione (“Executive”).
     WHEREAS, the parties hereto have entered into that certain Amended and Restated Employment Agreement dated as of August 6, 2001, which was amended subsequently by the First Amendment to Amended and Restated Employment Agreement dated as of December 7, 2006 (collectively the “Agreement”); and
     WHEREAS, the parties hereto now desire to amend the Agreement as provided herein to make certain changes in Executive’s supplemental pension benefit, provide for additional vesting of Executive’s options and equity awards upon Executive’s termination of employment after he reaches the age of 62 and bring the Agreement into compliance with Section 409A of the Code.
     NOW, THEREFORE, for and in consideration of Executive’s continued employment with Company and the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive hereby agree as follows:
1. Capitalized terms that are used but not defined in this Second Amendment shall have the meaning specified in the Agreement.
2. The first sentence of Section 1 of the Agreement is amended in its entirety to read as follows:
Company will employ Executive and Executive will work for Company in the Atlanta area as follows: Executive will serve as President, Chief Executive Officer and Chairman of the Board until this Agreement is terminated as provided in Section 5 (the “Termination Date”).
3. The last sentence of Section 2 is amended in its entirety to read as follows:
Executive’s Base Compensation shall be payable semi-monthly in accordance with the ordinary payroll practices of Company, and the Bonus shall be payable as soon after the end of each calendar year to which it relates as it can be determined, but in any event within two and one-half (2-1/2) months thereafter.
4. Section 3(b) of the Agreement is amended in its entirety to read as follows:
Without limitation of any other rights under the Benefit Plans to which Executive may be entitled, Executive will be provided a non-qualified supplemental pension by Company in an amount equal to (i) the amount of pension he would have had under Company’s defined benefit retirement plan and related excess benefit plan if the period of Executive’s service under those plans were tripled for all purposes and all calculations of Executive’s benefits were made in accordance with the terms and definitions set forth in the Plan (as defined below), including without limitation for purposes of eligibility for a pension, less (ii) the amount of pension to which Executive is entitled under Company’s defined benefit retirement plan and related excess benefit plan. Notwithstanding the foregoing, the amount of Executive’s supplemental pension shall not exceed the amount calculated as determined in the preceding sentence as of the time Executive reaches the age of 62 increased or decreased as described in the next sentence. In the event Executive’s employment under this Agreement continues past the time Executive reaches the age of 62, then Executive’s supplemental pension from Company shall equal the amount Executive would have received had he retired from employment with Company at the time he reached age 62, calculated as of the time Executive reaches age 62 (without regard to any compensation or benefits payable to Executive or any service by Executive after such time), increased by an amount equal to the interest, dividends, earnings and other profits that would be received, and decreased by an amount equal to the losses, expenses and other charges that would be incurred, on the then actuarial equivalent lump sum value of Executive’s supplemental pension benefit as of age 62 if such amount had been invested, from the time Executive reaches age 62 until the Termination Date, in one or more permitted investments that Executive may designate from time to time, in accordance with the Robert Stanzione Supplemental Executive Retirement Plan (the “Plan” by reference made a part hereof). This supplemental pension benefit will be calculated and paid in accordance with the provisions of that Plan as of the date hereof or as amended from time to time hereafter by mutual written agreement of Company and Executive. Company also will establish a mutually agreeable and irrevocable grantor trust (as described in Section 671 of the Internal Revenue Code) for the purpose of accumulating assets to provide for its obligations under this Section. The assets and income of such trust shall be subject only to the claims of the creditors of Company in the event of Company’s insolvency as defined in Rev. Proc. 92-64, 1992-2 C.B. 422. The establishment of such trust shall not affect Company’s liability to pay benefits hereunder except that any such liability shall be offset by any payments actually made to Executive from such trust. Company will reasonably determine the amounts to contribute to such trust pursuant to the requirements of the Plan, and the investment of the assets of the trust shall be made in accordance with the terms of the trust document. Without limitation, but only to the extent not prohibited by Section 409A(b) of the Code, Company agrees to contribute to the trust pursuant to the requirements of the Plan, ratably from the date hereof until the date Executive attains age 62 with respect to the amount of the obligation due at age 62 and annually as the obligation accrues each year thereafter, sufficient amounts to provide for the Company’s liability to pay the benefits hereunder, except that Company agrees in any event to contribute sufficient amounts to pay all the benefits hereunder no later than when a “Change in Control” occurs (to the extent not prohibited by Section 409A(b) of the Code). The terms of the trust shall contain such provisions as may be necessary to qualify the trust as a “rabbi trust” under applicable rules so that the supplemental pension arrangement may be considered “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended.
5. The second sentence of Section 5(a) of the Agreement is amended in its entirety to read as follows:
The termination will not be effective until two years (one year for any termination on or after the date Executive reaches the age of 62) after written notice of termination is given Executive unless termination is for “Good Cause.”
6. The second sentence of Section 5(b) of the Agreement is amended in its entirety to read as follows:
The termination will not be effective until two years (one year for any termination on or after the date Executive reaches the age of 62) after written notice is given Company unless termination is for “Good Reason.”
7. Section 5(c) of the Agreement is amended in its entirety to read as follows:
(c) If Executive terminates this Agreement and simultaneously therewith his employment by Company for Good Reason on or before the date that Executive attains age 62 or under clause (iii) of the definition of Good Reason after the date that Executive attains age 62, subject to Executive’s continued compliance with Sections 5(d) and 6 below, all of Executive’s stock options and other equity awards outstanding at the Termination Date shall fully vest as of the Termination Date and such stock options shall remain outstanding until the original expiration date of the stock options (disregarding any earlier expiration date based on Executive’s termination of employment), and Company for a period of three years from such Termination Date (the period during which Executive is entitled to severance benefits is the “Severance Period”) shall continue to provide to Executive (a) his Base Compensation, at the rate most recently determined, on a semi-monthly basis beginning with the first semi-monthly payroll date after the Termination Date and continuing through the Severance Period in accordance with the ordinary payroll practices of Company, (b) a bonus for each Company fiscal year (and a pro rata amount for each partial Company fiscal year) in the Severance Period in an amount equal to Executive’s Typical Annual Bonus at the Termination Date (or a pro rata amount of said Typical Annual Bonus for any partial Company fiscal year in the Severance Period), with the bonus for any fiscal year or partial year in the Severance Period to be paid after the end of such fiscal year or partial year and within two and one half (2-1/2) months thereafter, and (c) the Benefit Plans as provided by Section 3(a) on a monthly basis through the Severance Period (subject in the case of long-term disability to the availability of such coverage under Company’s insurance policy). Executive’s Typical Annual

Bonus at the Termination Date shall be the annual average of the three highest full year Bonuses received by Executive for the five full years immediately preceding the Termination Date. If Company terminates this Agreement and simultaneously therewith Executive’s employment by Company other than for Good Cause after the date that Executive attains age 62, or Executive terminates this Agreement and simultaneously therewith his employment by Company for Good Reason (other than under clause (iii) of the definition thereof) after the date that Executive attains age 62, Company shall continue to provide to Executive, to the extent Company does not retain Executive during the full twelve (12)-month notice period described in Section 5(a) or (b) above, (a) his Base Compensation, at the rate most recently determined, on a semi-monthly basis beginning with the first semi-monthly payroll date after the Termination Date (the period during which Executive is entitled to these severance benefits is the “Notice Period”) and continuing through the Notice Period in accordance with the ordinary payroll practices of Company, (b) a bonus for each Company fiscal year (and a pro rata amount for each partial Company fiscal year) in the Notice Period in an amount equal to Executive’s Typical Annual Bonus at the Termination Date (or a pro-rata amount of said Typical Annual Bonus for any partial Company fiscal year in the Notice Period), with the bonus for any fiscal year or partial year in the Notice Period to be paid after the end of such fiscal year or partial year and within two and one-half (2-1/2) months thereafter, and (c) the Benefit Plans as provided by Section 3(a) on a monthly basis through the Notice Period (subject in the case of long-term disability to the availability of such coverage under Company’s insurance policy). Subject to Executive’s continued compliance with Sections 5(d) and 6, if Executive terminates his employment under this Agreement with or without Good Reason (or Company terminates Executive’s employment under this Agreement without Good Cause) after Executive attains the age of 62, all of Executive’s stock options and other equity awards outstanding at the Termination Date shall continue to vest for four (4) years after the Termination Date as if Executive remained employed through such time, and such stock options shall remain outstanding through the original expiration date of the stock options (disregarding any expiration date based on Executive’s termination of employment). Notwithstanding the foregoing, all payments to be made or benefits to be provided under this Section are subject to the provisions of Section 5(f) below.
8. Section 5(d) of the Agreement is amended in its entirety to read as follows:
During the Severance Period or the four (4) years after the Termination Date, as applicable in Section 5(c) above, Executive will serve Company as a consultant on matters within Executive’s expertise or knowledge as may be reasonably requested by Company. All such consultation will be arranged by Company so as to not interfere with the other activities of Executive. Executive will be promptly reimbursed by Company for any expenses incurred by Executive at the direction of Company upon submission of appropriate documentation of such expenses, subject to the prevailing Company policies or other guidelines for reimbursement of expenses, but in no event later than the last day of the year following the year in which Executive incurs the reimbursable expense.
9. Section 5(f) of the Agreement is amended in its entirety to read as follows:
(f) Notwithstanding any other provisions of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement and which is considered to be nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), will be provided and paid in a manner, and at such time, as complies with Section 409A of the Code. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. If Executive is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) hereof) and any of Company’s stock is publicly traded on an established securities market or otherwise, then the payment of any amount or provision of any benefit under this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months after the Termination Date or, if earlier, Executive’s death (the “409A Deferral Period”), as required by Section 409A(a)(2)(B)(i) of the Code. In the event payments are otherwise due to be made in installments or periodically during such 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event, benefits are otherwise to be provided hereunder during such 409A Deferral Period, any such benefits may be provided during the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement for such expense from the Company as soon as the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled. For purposes of this Agreement, Executive’s termination of employment shall be construed to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services will be performed by Executive for or on behalf of the Company or any of its subsidiaries or affiliates after such date or that the level of bona fide services Executive would perform for or on behalf of the Company or any of its subsidiaries or affiliates after that date (whether as an employee or independent contractor) would permanently decrease to no more than forty-nine percent (49%) of the average level of bona fide services performed for or on behalf of the Company or any of its subsidiaries or affiliates over the immediately preceding thirty-six (36)-month period. Without limitation, if any payment or benefit which is provided pursuant to or in connection with this Agreement and which is considered to be nonqualified deferred compensation subject to Section 409A of the Code fails to comply with Section 409A of the Code, and Executive incurs any additional tax, interest and penalties under Section 409A of the Code, Company will pay Executive an additional amount so that, after paying all taxes, interest and penalties on such additional amount, Executive has an amount remaining equal to such additional tax, interest and penalties. All payments to be made to Executive pursuant to the immediately preceding sentence shall be payable no later than when the related taxes, interest and penalties are to be remitted. Any right to reimbursement incurred due to a tax audit or litigation addressing the existence or amount of a tax liability addressed in the immediately preceding sentence must be made no later than when the related taxes, interest and penalties that are the subject of the audit or litigation are to be remitted to the taxing authorities or, where no such taxes, interest and penalties are remitted, within thirty (30) days of when the audit is completed or there is a final non-appealable settlement or resolution of the litigation.
10. Section 6 of the Agreement is amended in its entirety to read as follows:
(a) As used in this Section:
“Business of Company” means providing products and services to broadband internet service providers which support a full range of integrated voice, video and high-speed data services to the subscribers of such providers.
“Restricted Period” means the period beginning on the Termination Date and ending on the third anniversary of the Termination Date.
“Restricted Territory” means, and is limited to, the 50 states of the United States of America. Executive acknowledges and agrees that this is the area in which the Company does business at the time of execution of this Agreement, and in which Executive will have responsibility, at a minimum, on behalf of the Company.
“Material Contact” means contact in person, by telephone or by paper or electronic correspondence, in furtherance of the business interests of Company.
(b) Executive agrees that during Executive’s employment hereunder and during the Restricted Period, Executive shall not, within the Restricted Territory, perform services on his own behalf or on behalf of any other person or entity, which are the same as or similar to those he provided to Company and which support any business activities which compete with the Business of Company.
(c) Executive agrees that during Executive’s employment hereunder and during the Restricted Period, Executive shall not, directly or indirectly, solicit any actual or prospective customers of Company with whom Executive had Material Contact, for the purpose of selling any products or services which compete with the Business of Company.
(d) Executive agrees that during Executive’s employment hereunder and during the Restricted Period, Executive shall not, directly or indirectly, solicit any actual or prospective vendor of Company with whom Executive had Material

Contact, for the purpose of providing products or services in support of any business activities which compete with the Business of Company.
(e) Executive agrees that during Executive’s employment hereunder and during the Restricted Period, Executive shall not, directly or indirectly, solicit or induce any employee or independent contractor of Company with whom Executive had Material Contact to terminate such employment or contract with Company.
Notwithstanding the foregoing, it is understood and agreed that, without limitation on other available remedies, the restrictions on Executive set forth in Sections 6 (b), (c), (d) and (e) hereof shall not be applicable at any time that Company is in breach of its contractual obligations to Executive under this Agreement or the Plan following the thirty (30) days after being notified in writing by Executive of such breach and failure of the Company to cure same. In the event Company cures such breach, the restrictions set forth in Sections 6(b), (c), (d) and (e) hereof shall continue pursuant to their terms as if such breach never occurred.
11. Section 7 of the Agreement is amended in its entirety to read as follows:
Company will pay to Executive the amount of any excise taxes, penalties and interest imposed on Executive under Section 4999 of the Code by reason of payments or benefits under the provisions of this Agreement, including this provision, and the amount of any federal and state income taxes, penalties and interest imposed on Executive by reason of payments to Executive under this Section. All payments to be made to Executive under this Section shall be payable no later than when the related taxes are to be remitted. Any right to reimbursement incurred due to a tax audit or litigation addressing the existence or amount of a tax liability under this Section must be made no later than when the related taxes that are the subject of the audit or litigation are to be remitted to the taxing authorities or, where no such taxes are remitted, within thirty (30) days of when the audit is completed or there is a final and non-appealable settlement or resolution of the litigation.
12. Section 14 of the Agreement is amended in its entirety to read as follows:
The prevailing party in any litigation concerning this Agreement shall be reimbursed by the party found to be in breach of this Agreement for all reasonable costs, including attorneys fees, incurred by the prevailing party in enforcing this Agreement within thirty (30) days after any final settlement or resolution in which the party substantially prevails.
13. Section 16 of the Agreement is amended in its entirety to read as follows:
Subject to and conditioned upon Company not having terminated this Agreement pursuant to Section 5(a)(i) or (ii), Executive will be provided the supplemental pension benefits described in Section 3(b) above as set forth in the attached Supplemental Executive Retirement Plan.
14. Except as amended hereby, the Agreement shall remain in full force and effect.
15. The provisions of Sections 9 through 12 of the Agreement shall apply to this Second Amendment as if set forth in their entirety herein.
16. In the event that there is any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control.
     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day first above written.

COMPANY

Arris Group, Inc.

By: Name:	/s/ Lawrence A. Margolis Lawrence A. Margolis
Title:	Executive Vice President of Strategic Planning, Administration and Chief Counsel, Secretary

EXECUTIVE

/s/ Robert Stanzione

Robert Stanzione